First Amendment to Loan and Security Agreement

January 24, 2023

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: James Greenfield

Email: james.r.greenfield@jpmorgan.com

 de_custom_business@jpmorgan.com

 Credit_Financing_Approvals@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak

cc:	Citibank, N.A., as Collateral Agent and Securities Intermediary

Virtus Group, LP, as Collateral Administrator

Fidelity Direct Lending Fund, LP, as Portfolio Manager

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of August 25, 2022 (the “Agreement”), among Fidelity Direct Lending Fund I JSPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), Fidelity Direct Lending Fund, LP, as portfolio manager (the “Portfolio Manager”), JPMorgan Chase Bank, National Association, as lender (in such capacity, the “Lender”), Virtus Group, LP., as collateral administrator (in such capacity, the “Collateral Administrator”) and Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, the “Securities Intermediary”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

(A) The Agreement is hereby amended in accordance with Section 10.05 thereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Exhibit A hereto. Exhibit A hereto constitutes the changed pages of the conformed copy of the Agreement including amendments made pursuant to this First Amendment.

(B) The effectiveness of this First Amendment shall be subject to receipt by the Administrative Agent of (i) an opinion of counsel for the Company with respect to the enforceability of this First Amendment in form and substance reasonably satisfactory to the Administrative Agent and (ii) the fee specified in the First Amendment Effective Date Letter in accordance with Section 4.03(e) of the Agreement.

(C) Except as expressly set forth in the immediately preceding paragraph, the Administrative Agent (in its own capacity and in its capacity as agent of the Lenders) reserves all of its rights, privileges, powers and remedies under the Agreement and the other Loan Documents, as well as under applicable law (whether determined at law or in equity). Except as specifically provided herein, the Agreement shall remain in full force and effect and the execution of this First Amendment shall not operate as a waiver of any violation of, or any right, privilege, power or remedy of any party under, the Agreement or any other Loan Document; all such rights, privileges, powers and remedies are expressly reserved. The Administrative Agent’s or any Lender’s exercise or failure to exercise any rights, privileges, powers and remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances.

(D) THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(E) This First Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(F) The individual executing this First Amendment on behalf of the Company hereby certifies to the Administrative Agent that (i) such individual is a duly authorized officer of the Company and has the authority to make the certifications set forth in the following subclause (ii) and (ii) as of the date of this Amendment, (x) all of the representations and warranties set forth in Section 6.01 of the Agreement are true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date, and (y) no Market Value Event has occurred and no Event of Default has occurred and is continuing.

(G) The Collateral Agent, the Collateral Administrator and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, and the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this First Amendment and makes no representation with respect thereto. In entering into this First Amendment, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, including their right to be compensated, reimbursed and indemnified in accordance with the terms thereof. The Administrative Agent, by its signature hereto, authorizes and directs the Collateral Agent, the Collateral Administrator and the Securities Intermediary to acknowledge and agree this First Amendment.

Very truly yours,

FIDELITY DIRECT LENDING FUND I JSPV LLC, as Company

By:	/s/ Therese Icuss
Name: Therese Icuss
Title: Authorized Signer

The Administrative Agent and the Lender agree to the modifications of the Agreement set forth in this First Amendment above upon satisfaction of the conditions precedent specified above.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

Acknowledged and agreed as of the first date set forth above for purposes of the modifications of the Agreement set forth in this First Amendment above:

FIDELITY DIRECT LENDING FUND, LP, as Portfolio Manager

By:	/s/ Therese Icuss
Name: Therese Icuss
Title: Authorized Signer

CITIBANK, N.A., as Collateral Agent

By:	/s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

CITIBANK, N.A., as Securities Intermediary

By:	/s/ Thomas Varcados
Name: Thomas Varcados
Title: Senior Trust Officer

VIRTUS GROUP, LP, as Collateral Administrator

By: Rocket Partner Holdings, LLC, its General Partner

By:	/s/ Paul Plank
Name: Paul Plank
Title: Authorized Signatory

EXHIBIT A

CHANGED PAGES OF CONFORMED LOAN AND SECURITY AGREEMENT

Execution Version

Conformed through the First Amendment to Loan and Security Agreement dated as of January 24, 2023

LOAN AND SECURITY AGREEMENT

dated as of

August 25, 2022

among

FIDELITY DIRECT LENDING FUND I JSPV LLC

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

FIDELITY DIRECT LENDING FUND, LP,

as Portfolio Manager

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Notice of Acquisition
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Initial Portfolio Investments
Schedule 6	Moody’s Industry Classifications

Exhibits

Exhibit A	Form of Request for Advance
Exhibit B	Form of Assignment and Assumption

- iii -

LOAN AND SECURITY AGREEMENT dated as of August 25, 2022 (this “Agreement”) among FIDELITY DIRECT LENDING FUND I JSPV LLC, as borrower (the “Company”); FIDELITY DIRECT LENDING FUND, LP (the “Portfolio Manager”); the Lenders party hereto; CITIBANK, N.A., in its capacities as collateral agent (in such capacity, the “Collateral Agent”) and securities intermediary (in such capacity, the “Securities Intermediary”); VIRTUS GROUP, LP, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Portfolio Manager and the Company wish for the Company to acquire and finance certain corporate loans and other corporate debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, the Company intends to enter into a Loan Sale and Contribution Agreement (the “Sale Agreement”), dated as of the Effective Date, between the Company and Fidelity Direct Lending Fund, LP (in such capacity, the “Seller”), pursuant to which the Company shall from time to time Purchase Portfolio Investments from the Seller.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) and its respective successors and permitted assigns (together with JPMCB, the “Lenders”) have agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Account Control Agreement” means the Securities Account Control Agreement, dated as of August 25, 2022, among the Company, the Administrative Agent, the Collateral Agent and the Securities Intermediary.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2.0% per annum.

“Administrative Agency Fee” has the meaning set forth in Section 4.03(h).

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company’s or the Portfolio Manager’s knowledge, threatened against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include the obligors under any Portfolio Investment. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Portfolio Investment” means, with respect to the Parent, any Portfolio Investment sold and/or contributed by the Parent to the Company pursuant to the Sale Agreement.

“Affiliate Purchased Investment Balance” means, as of any date of determination with respect to the Parent, an amount equal to (a) the aggregate principal balance of all Affiliate Portfolio Investments acquired by the Company from the Parent prior to such date minus (b) the aggregate principal balance of all Affiliate Portfolio Investments repurchased by the Parent or an Affiliate thereof or released to the Parent as a distribution prior to such date.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City).

“Agreement” has the meaning set forth in the introductory paragraph hereto. “Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning set forth in Section 10.14.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Transaction Schedule.

“AR” has the meaning set forth in the definition of “Borrowing Base Test”.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit B or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day (i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, (ii) with respect to CAD denominated Advances, the Canadian Prime Rate and (iii) with respect to Advances denominated in any other Permitted Non-USD Currency, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) as being its reference rate then in effect for determining interest rates on commercial loans made by it in the United Kingdom (with respect to Advances denominated in GBP) or the Euro Zone (with respect to Advances denominated in Euros). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Canadian Prime Rate or a rate specified in clause (iii) above shall be effective from and including the effective date of such change. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again.

“Base Rate Advance” means, on any date of determination, any Advance denominated in any Eligible Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Where:

AR = ~~During the Ramp Up Period, 55.0%, thereafter, 62.0~~60.0%.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Credit Risk Party” has the meaning set forth in Article VII. “Currency Shortfall” has the meaning set forth in Section 4.06(b).

“Custodial Account” means, together, the USD Custodial Account and the Permitted Non-USD Currency Custodial Account and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SONIA” means, for each day during any Calculation Period, SONIA, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Company in accordance with the conventions for this rate selected or recommended by the SONIA Administrator for determining “Daily Simple SONIA” for business loans, as determined for such day at approximately 11:00 a.m., London time, on the immediately preceding Business Day. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SONIA as calculated for any purpose under this Agreement is below zero percent, Daily Simple SONIA will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Debt-to-ARR Ratio” with respect to any Recurring Revenue Loan and any date of determination, the meaning of “Debt-to-Annualized Recurring Revenue Ratio” or any comparable definition relating to Recurring Revenue Loans (for the applicable level within the capital structure) in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments; provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Debt-to-ARR Ratio will be calculated on a consolidated basis for the applicable obligor and its consolidated affiliates, without duplication, as the ratio of (a) indebtedness for borrowed money backed by such annualized recurring revenue (for the applicable level within the capital structure) to (b) annualized recurring revenue (determined in accordance with the definition of the term “Recurring Revenue Loan”) in accordance with GAAP or IFRS, as applicable, as determined by the Administrative Agent in its commercially reasonable judgement (and notified to the Collateral Administrator).

“Default” has the meaning set forth in Section 1.03.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action; provided that neither JPMCB nor any of its Affiliates shall constitute a Defaulting Lender on any date on which JPMCB or its Affiliate acts as Administrative Agent and the Lenders are comprised solely of JPMCB and/or its Affiliates.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to the Account Control Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent (except to the extent that the requirement for consent by any person to the pledge hereunder or transfer thereof to the Collateral Agent or the Administrative Agent is rendered ineffective under Section 9-406 of the UCC, no such requirement for consent exists in the applicable Underlying Instruments or such consent has otherwise been obtained);

(3) in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or another state of the United States that has adopted Articles 8 and 9 of the Uniform Commercial Code, or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in a state specified in clause (x) above, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in a state specified in clause (x) above;

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule, or in the Assignment and Assumption as provided in Section 10.06(b), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“First Amendment Effective Date” means January 24, 2023.

“First Amendment Effective Date Letter” means the letter agreement, dated as of the First Amendment Effective Date, by and between the Company and the Administrative Agent.

“First-Lien Last-Out Loan” means a senior secured loan that would meet the criteria specified in the definition of Senior Secured Loan except as set forth below and, prior to a default or liquidation with respect to such Loan, is entitled to receive payments pari passu with Senior Secured Loans of the same obligor, but following a default or liquidation becomes fully subordinated in right of payments to Senior Secured Loans of the same obligor and is not entitled to any payments until such Senior Secured Loans are paid in full.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.

“GBP” and “£” mean British Pounds.

“GBP Collection Account” means the GBP Interest Collection Account and the GBP Principal Collection Account, collectively.

“GBP Interest Collection Account” means the GBP-denominated account designated as the “GBP Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“GBP Principal Collection Account” means the GBP-denominated account designated as the “GBP Principal Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Principal Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, agreed to by the Administrative Agent in its sole discretion) following the Effective Date shall constitute an Ineligible Investment until the date on which such elevation has occurred.

“Information” means all information received from the Company or any Affiliate thereof relating to the Company or its business or any obligor in respect of any Portfolio Investment in connection with the transactions contemplated by this Agreement.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5.

“Interest Collection Account” means, collectively, the CAD Interest Collection Account, the GBP Interest Collection Account, the EUR Interest Collection Account and the USD Interest Collection Account, in each case, as set forth on the Transaction Schedule, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account or the USD Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Judgment Currency” has the meaning set forth in Section 10.14.

“Lender Agent Letter” means any letter agreement entered into by and between a Lender and the Administrative Agent (with a copy delivered to the Company) in connection with the transactions contemplated by this Agreement and setting forth, inter alia, specified rights and obligations of such Lender and/or the Administrative Agent, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof (so long as copies of such amendments, modifications, supplements, restatements or replacements are delivered to the Company).

“Lender Fee Letter” means each letter agreement entered into by and among the Company, the Administrative Agent and a Lender in connection with the transactions contemplated by this Agreement and setting forth, inter alia, the fees payable to such Lender hereunder, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Lender Letter Agreement” means any Lender Agent Letter or Lender Fee Letter.

“Leverage Ratio” with respect to any Portfolio Investment and any fiscal quarter, the meaning of “Leverage Ratio” (for such applicable lien or level within the capital structure) or any comparable definition relating to indebtedness in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments (determined based on the most recently ended fiscal quarter for which financial statements are available); provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Leverage Ratio will be calculated on a consolidated basis for the applicable obligor and its consolidated affiliates, without duplication, as the ratio of (a) indebtedness for borrowed money (for such applicable lien or level within the capital structure) to (b) EBITDA in accordance with GAAP or IFRS, as applicable, as determined by the Administrative Agent in its commercially reasonable judgement (and notified to the Collateral Administrator).

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference or encumbrance of any kind, in each case, securing the payment of obligations, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Sale Agreement, the Account Control Agreement, any Assignment and Assumption, any Lender Fee Letter, the Effective Date Letter, the First Amendment Effective Date Letter, the Management Agreement and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, in each case executed or delivered by the Company or any Affiliate thereof with or in favor of the Administrative Agent and/or one or more of the Lenders pursuant to the terms of this Agreement or any of the other Loan Documents and any additional documents delivered by the Company or any Affiliate thereof to or in favor of the Administrative Agent and/or one or more of the Lenders in connection with any such amendment, supplement or modification.

“Management Agreement” means the Management Agreement, dated as of the date hereof, by and between the Company and the Portfolio Manager.

“Management Fee” means, with respect to any Interest Payment Date, the fee payable to the Portfolio Manager for services rendered during the related Calculation Period hereunder, which shall be equal to one-fourth of the product of (i) the Management Fee Percentage multiplied by (ii) the average of the values of the aggregate principal amount of the Portfolio Investments (other than Ineligible Investments) on the first day and the last day of the related Calculation Period. For the avoidance of doubt, the Portfolio Manager may waive or defer the payment of any Management Fee in its sole discretion.

provided that (I) if the Company provides two executable bids, then the Market Value of such Portfolio Investment shall be equal to the average of such bids and (II) if the Company provides one executable bid, then the Market Value of such Portfolio Investment for the purposes of this clause shall be equal to the average of such bid and market value determined in accordance with the first paragraph pf this definition.

The market value of any Portfolio Investment determined in accordance with the immediately preceding two paragraphs will be the Market Value for the applicable Portfolio Investment from and after the Business Day following receipt of notice of such executable bid(s) or valuation by the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with the definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero, (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Portfolio Manager from any Independent Dealer if, in the Administrative Agent’s good faith judgment: (i) such Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide, including due to the insolvency of the Independent Dealer and (D) no valuation provided by a Nationally Recognized Valuation Provider shall be effective unless it is in form and substance acceptable to the Administrative Agent in its sole discretion and takes into account factors commonly used by market participants in conducting valuation processes, including without limitation (i) industry and comparable company analysis, (ii) market yield assumptions, (iii) credit fundamentals, cyclical nature, and outlook of the business of the Portfolio Investment’s obligor; (iv) to the extent applicable, historical and prospective material debt-financed acquisitions consummated by the Portfolio Investment’s obligor and (v) to the extent applicable, other corporate actions taken by the Portfolio Investment’s obligor; provided that, for purposes of determining whether a valuation provided by a Nationally Recognized Valuation Provider is acceptable to it, the Administrative Agent shall take into account the fact that such valuation includes the factors set forth in clauses (D)(i) through (v) above.

The Administrative Agent shall notify the Company, the Portfolio Manager, each Lender and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio on a monthly basis or upon the reasonable request of the Portfolio Manager (but no more frequently than 3 requests per calendar month), and shall notify the Lenders in writing of the then-current Market Value of each Portfolio Investment in the Portfolio upon the reasonable request of any Lender (but no more frequently than 1 request per calendar month). Any notification from the Administrative Agent to the Company that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and are continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure” means, on any date of determination, (i) with the consent of the Administrative Agent (not to be unreasonably delayed), the contribution by the Parent of additional Portfolio Investments and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution by the Parent of cash to the Company and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the MV Cure Account), (iii) the sale by the Company of one or more Portfolio Investments in accordance with the requirements of this Agreement, (iv) the prepayment by the Company of an aggregate principal expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maturity Extension Request” means a written request by the Company to the Administrative Agent (with a copy to the Collateral Agent) to extend the Scheduled Termination Date for a period of one calendar year from the Scheduled Termination Date; provided that (x) the Company may not make a Maturity Extension Request prior to the date that is one calendar year following the Effective Date and (y) no Maturity Extension Request may be made if an Event of Default has occurred and is continuing, a Market Value Event has occurred or, without limitation to the foregoing, the Maturity Date has otherwise occurred.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means a Portfolio Investment which is unsecured, subordinated debt of the obligor.

“Minimum Funding Amount” means, on any date of determination, the amount set forth in the table below; provided that, on and after any Commitment Increase Date, the Minimum Funding Amount shall be the amount set forth in the last row below (calculated immediately prior to the increase in the Financing Commitment) plus 80.0% of the increase in the Financing Commitment resulting from the Commitment Increase Request and any prior Commitment Increase Request:

Period Start Date	Period End Date	Minimum Funding Amount
Effective Date	September 25, 2022	0.0% of the Financing Commitment*

September 26, 2022	November 25, 2022	20.0% of the Financing Commitment*

November 26, 2022	~~February 25~~January 24, 2023	40.0% of the Financing Commitment*

January 25, 2023	February 25, 2023	U.S.$525,000,000

February 26, 2023	~~Last day of the Ramp-Up Period~~May 25, 2023	~~60.0% of the Financing Commitment*~~U.S.$600,000,000

~~The first day following the Ramp-Up Period~~May 26, 2023	Last day of the Reinvestment Period	80.0% of the Financing Commitment

~~*~~

~~provided that, if the Ramp Up Period ends pursuant to clause (ii) of the definition thereof on any date during the period specified in this row, the last row in this table will apply from and after first the day following the end of the Ramp Up Period~~

“MV Cure Account” means the account established by the Securities Intermediary in accordance with Section 8.01 and designated as the “MV Cure Account” (and any successor accounts established in connection with the resignation or removal of the Securities Intermediary).

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Alvarez & Marsal, (iv) Houlihan Lokey, (v) Duff & Phelps, (vi) Murray, Devine and Company and (vii) Hilco Global; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that providers may be removed from this definition as and to the extent set forth in the Effective Date Letter.

“Net Advances” means, on any date of determination, the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing (i) Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled) and (ii) Excess Interest Proceeds (other than any Excess Interest Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan of (x) the Market Value of such Portfolio Investment (both owned and in respect of which there is an outstanding Purchase Commitment that has traded but has not settled other than Portfolio Investments for which clause (2) of the proviso hereto is applicable) multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the USD Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes. For the avoidance of doubt, if the Trade Date for the sale of a Portfolio Investment has occurred, but the related Settlement Date has not occurred, then the Net Asset Value of such Portfolio Investment shall be calculated in accordance with this definition as if such Portfolio Investment remains owned by the Company until the applicable Settlement Date.

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on the earlier to occur of (i) the date on which a Non-Call Termination Event occurs and (ii) February 25, 2024 (or, if the Scheduled Termination Date is extended upon a Maturity Extension Request, February 25, 2025).

“Non-Call Termination Event” means an event that occurs at any time during the Non-Call Period if (i) on any Business Day, JPMorgan Chase Bank, National Association ceases to act as

Administrative Agent, (ii) the Administrative Agent or any Lender makes a claim for increased costs or indemnity pursuant to Section 3.01(f) or Section 3.03(c), (iii) the maturity of the Obligations is accelerated following the occurrence of an Event of Default or (iv) (x) the Company has properly delivered at least five (5) Notices of Acquisition during the prior twelve (12) calendar month period and each such Notice of Acquisition satisfied all conditions set forth in this Agreement, (y) the Administrative Agent has failed to approve the Portfolio Investments proposed to be acquired in at least five (5) of such Notices of Acquisition within the time period specified in Section 1.02(c); provided that if the Administrative Agent initially does not approve but then subsequently approves any such Portfolio Investment, it shall be deemed an approval of such Portfolio Investment to the extent that the applicable Portfolio Investment is subsequently purchased by the Company and (z) the proposed Portfolio Investment in respect of each such Notice of Acquisition (I) was with respect to a first lien middle market loan, (II) would have satisfied the Eligibility Criteria as of the applicable date of determination and (III) would have satisfied the Concentration Limitations or, if the Concentration Limitations were not satisfied at the time of such Notice of Acquisition, the Concentration Limitations would have been maintained or improved as of the applicable date of determination if the Portfolio Investment set forth in such Notice of Acquisition had been approved. For purposes of clause (iv) above definition, the Company shall be deemed to have delivered a Notice of Acquisition with respect to each individual Initial Portfolio Investment.

“Non-Syndicated Portfolio Investment” means, on any date of determination, a Portfolio Investment that is not a Broadly Syndicated Portfolio Investment.

“Non-USD Custodial Account” means the Permitted Non-USD Currency-denominated account designated as the “Non-USD Custodial Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice to which Portfolio Investments and other financial assets denominated in Permitted Non-USD Currency may be credited and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Notice of Acquisition” has the meaning set forth in Section 1.02(a). “NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means Fidelity Direct Lending Fund, LP.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Interest” means a participation interest in a Loan.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment” has the meaning set forth in Section 10.15(c)(i).

“Payment Notice” has the meaning set forth in Section 10.15(c)(ii).

“Permitted Distribution” means, on any Business Day, distributions of (x) Excess Interest Proceeds and/or (y) ~~following the Ramp Up Period and~~ during the Reinvestment Period only, Principal Proceeds (in either case, at the discretion of the Company) to the Parent (or other permitted equity holders of the Company) or to the Portfolio Manager in respect of accrued and unpaid Management Fees and any other amounts payable by the Company to the Portfolio Manager pursuant to the Management Agreement; provided that amounts may be distributed pursuant to this definition so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than three Permitted Distributions are made in any single Calculation Period; (vi) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding amounts due or payable pursuant to Section 4.05(a) and (b) hereof on the next Interest Payment Date after giving effect to such distribution, (vii) with respect to distributions of Principal Proceeds denominated in a Permitted Non-USD Currency, proportionate Advances denominated in such Permitted Non-USD Currency must have been repaid and (viii) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied. Nothing in this definition shall limit the right of the Company to make a Permitted Tax Distribution.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good

“Permitted Principal Distribution” means, on any Business Day following the Reinvestment Period, distributions of Principal Proceeds to the Parent (or other permitted equity holders of the Company); provided that amounts may be distributed pursuant to this definition so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Principal Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Principal Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Principal Distribution), (iv) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than three Permitted Principal Distributions are made in any single Calculation Period, (vi) each of the Concentration Limitations is satisfied on the date of such Permitted Principal Distribution (and will continue to be satisfied after giving effect to such Permitted Principal Distribution), (vii) on the date of such Permitted Principal Distribution, the Company has prepaid a principal amount of Advances at least equal to 90% of available Principal Proceeds (if such Permitted Principal Distribution does not occur on an Interest Payment Date, after giving pro forma effect to clauses (a), (b), (d)(ii) and (e) of the Priority of Payments on the next succeeding Interest Payment Date (or the Maturity Date, if applicable), (viii) if the date of such Permitted Principal Distribution is not an Interest Payment Date, the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding amounts due or payable pursuant to Section 4.05(a) and (b) hereof on the next Interest Payment Date after giving effect to such distribution, (ix) with respect to distributions of Principal Proceeds denominated in a Permitted Non-USD Currency, proportionate Advances denominated in such Permitted Non-USD Currency must have been repaid and (x) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Principal Distribution set forth herein are satisfied. Nothing in this definition shall limit the right of the Company to make a Permitted Tax Distribution.

“Permitted Tax Distribution” means distributions to the Parent (from the Collection Account or otherwise) (I) with respect to any taxable period for which the Parent is a disregarded entity or partnership for U.S. federal income tax purposes, in an amount equal to the product (x) the taxable income of the ~~Borrower~~Company for such taxable period, and (y) the highest combined marginal federal, state and local income tax rate applicable to any direct or indirect equity owner in the Parent for such taxable period, and (II) with respect to any taxable period for which the Parent qualifies as a regulated investment company for U.S. federal income tax purposes, to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Company would have been required to distribute to the Parent to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) and (iii), calculated assuming that the Company had qualified to be taxed as a regulated investment company under the Code and (B) amounts may be distributed pursuant to this definition only from Excess Interest Proceeds and, prior to the last day of the Reinvestment Period, Principal Proceeds, so long as (i) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Tax Distribution), (ii) the Company gives at least ten (10) Business Days prior notice to the Administrative Agent, the Collateral Agent and the Collateral Administrator setting forth the

“Principal Collection Account” means, collectively, the CAD Principal Collection Account, the GBP Principal Collection Account, the EUR Principal Collection Account and the USD Principal Collection Account, in each case, as set forth on the Transaction Schedule, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the USD Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“Purchase” means each acquisition of a Portfolio Investment by the Company (other than by Substitution), including, for the avoidance of doubt, by way of a contribution or a grant of a Participation Interest pursuant to the Sale Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

~~“Ramp Up Period” means the period from and including the Effective Date to, but excluding, the earlier of (i) May 25, 2023 and (ii) the first date on which the aggregate amount of outstanding Advances is equal to at least 80.0% of the Financing Commitment.~~

“Recurring Revenue Loan” means a Loan underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues, including, without limitation, software as a service subscription revenue, and designated as a Recurring Revenue Loan by the Portfolio Manager in connection with the initial approval by the Administrative Agent (or deemed approval, in the case of the Initial Portfolio Investments) of such Loan in accordance with the Agreement.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the Term SOFR Rate, (ii) with respect to Advances denominated in CAD and related calculations, the CDOR Rate, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA and (iv) with respect to Advances denominated in Euros and related calculations, EURIBOR. The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) August 25, 2025, (ii) the date on which a Market Value Event occurs, (iii) the date on which an Event of Default occurs and (iv) the date on which the investment period of the Parent terminates; provided that, if the Scheduled Termination Date is extended upon a Maturity Extension Request, the date set forth in clause (i) above shall automatically be extended by a period of one calendar year.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means ~~Lenders holding~~(a) JPMCB and its Affiliates and their respective successors in interest (in each case, so long as such Person is a Lender hereunder) and (b) the other Lenders (other than any Defaulting Lender), if any, holding, together with the Persons set forth in clause (a) above, 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances (other than outstanding Advances of Defaulting Lenders excluded pursuant to this clause (b)) plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments (other than outstanding Advances of Defaulting Lenders excluded pursuant to this clause (b)).

“Responsible Officer” means (i) with respect to the Collateral Agent or the Securities Intermediary, any officer of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and in each case having direct responsibility for the administration of this Agreement and (ii) with respect to the Collateral Administrator, any officer thereof customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of

ARTICLE I

THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Effective Date, the Company shall acquire the Initial Portfolio Investments from the Seller pursuant to the Sale Agreement, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company’s account, all on and subject to the terms and conditions set forth herein.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Notices of Acquisition. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (in each case, a “Purchase Commitment”), the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”). No Notice of Acquisition shall be required to be delivered in respect of any Initial Portfolio Investment, and the execution of the Sale Agreement shall constitute the “Purchase Commitment” in respect thereof.

(b) Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request to the extent such information is reasonably available to the Portfolio Manager.

(c) Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of ~~all~~the Lenders, to request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information reasonably requested in connection therewith); provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Portfolio Manager and the Company of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition; provided further that if the Administrative Agent does not confirm the Portfolio Manages designation of a Loan as a Recurring Revenue Loan in its approval or notifies the Portfolio Manager that it believes that a Loan not so designated by the Portfolio Manager is a Recurring Revenue Loan, such Loan will be deemed to not be approved until such time as the Administrative Agent and the Portfolio Manager agree on the treatment of such loan in writing (which may be by email). Each approval granted by the Administrative Agent for the purchase of a proposed Portfolio Investment shall remain effective for a period of thirty (30) days.

(d) The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

(e) To the extent that the Administrative Agent has approved a Notice of Acquisition with respect to a Portfolio Investment, the Settlement Date for such Portfolio Investment has not yet occurred and there has been a change of the financial sponsor for such Portfolio Investment (and no other change to the terms thereof), the Administrative Agent shall use commercially reasonable efforts to provide a response to any revised Notice of Acquisition including the change of financial sponsor with respect thereto within two (2) Agent Business Days of its receipt of such revised Notice of Acquisition.

SECTION 1.03. Conditions to Purchases.

No Purchase Commitment, Purchase or Substitution shall be entered into or made unless each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion) as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”) or, in the case of a Substitution, the date on which the Company consummates a Substitution (the “Substitution Date”):

(1) the information contained in the Notice of Acquisition accurately describes (including, for the avoidance of doubt, any notice provided pursuant to Section 1.02(e)), in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(2) with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than the date that is ten (10) Business Days after such Trade Date;

(3) no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing (unless, in the case of a Default, such Default would be cured by such asset purchase or Substitution and no other Default or Event of Default has occurred and is continuing (in each case, as determined by the Administrative Agent in its commercially reasonable judgment)), and the Reinvestment Period has not otherwise ended; and

(4) immediately after giving pro forma effect to the Purchase of such Portfolio Investment and the related Advance or such Substitution, the Borrowing Base Test is satisfied.

If the above conditions to a Purchase Commitment, a Purchase or Substitution are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to ~~the Lenders,~~ the Collateral Agent and the Collateral Administrator, the date on which such Purchase or Substitution (if any) shall settle (the “Settlement Date” for such Portfolio Investment). Promptly following the Settlement Date for a Portfolio Investment (or, in the case of an Initial Portfolio Investment that is a Participation Interest, the date on which such Participation Interest is elevated to a full assignment) and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Collateral Agent shall provide to the Administrative Agent a copy of the executed assignment agreement pursuant to which such Portfolio Investment was assigned, sold or otherwise transferred to the Company.

SECTION 1.04. Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that so long as (x) immediately prior to such sale or other disposition, no Market Value Event has

Agent shall apply such proceeds on such date as provided in Section 4.05. The proceeds of the Advances shall not be used for any other purpose except as expressly set forth in the Effective Date Letter. Notwithstanding the foregoing, if the purchase price of a Portfolio Investment with respect to which a Notice of Acquisition has been approved by the Administrative Agent and which could otherwise have been acquired with the proceeds of a related Advance in compliance with Section 2.05 and the other applicable requirements of this Agreement is instead paid by the Parent or its Affiliate on the designated Settlement Date, the Company may use the proceeds of such Advance to repay the Parent or such Affiliate for the amount of the purchase price for such Portfolio Investment advanced by such Person.

(d) With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, immediately after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e) ~~[Reserved]~~If any Lender becomes a Defaulting Lender, all or any part of any Advance not made by such Defaulting Lender shall be reallocated among the non-Defaulting Lenders who notify the Administrative Agent in writing (including via email) that they will accept such reallocation, on a pro rata basis (determined without regard to the outstanding Advances and Financing Commitments of the Defaulting Lender and any non-Defaulting Lender not providing such notice), but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s outstanding Advances and unfunded commitments hereunder to exceed its Financing Commitment.

(f) If, on any date of determination prior to the second Business Day before the last day of the Reinvestment Period, there exists an Unfunded Exposure Shortfall Amount, the Company shall (i) request an Advance and, if the conditions to such Advance are satisfied and such Advance is made in accordance with this Agreement, deposit the proceeds thereof in the USD Unfunded Exposure Account, and/or (ii) deposit cash from other sources into the USD Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall Amount. If two Business Days prior to the end of the Reinvestment Period there exists any Unfunded Exposure Amount, then the Portfolio Manager, on behalf of the Company, shall be deemed to have requested an Advance on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, to be deposited in the USD Unfunded Exposure Account equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Advance; provided that, if the Company provides evidence to the Administrative Agent that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan, then so long as such cash is deposited in accordance with the succeeding sentence, the amount of any such Advance shall be reduced by the amount of such funds. The Company shall cause (x) the proceeds of such Advance to be deposited into the USD Unfunded Exposure Account on the last day of the Reinvestment Period and (y) cash from other sources that are available in accordance with the terms of this Agreement referred to in the immediately preceding sentence to be deposited into the USD Unfunded Exposure Account not later than one Business Day prior to the last day of the Reinvestment Period, such that the aggregate amounts under clauses (x) and (y) above (together with amounts already on deposit in the USD Unfunded Exposure Account) equal or exceed the aggregate Unfunded Exposure Amount.

(7) immediately after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(x) the Borrowing Base Test is satisfied;

(y) the aggregate principal balance of Advances then outstanding will not exceed the aggregate limit for Advances set forth in the Transaction Schedule; and

(z) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$1,000,000; provided that the amount of the initial Advance on the Effective Date shall be not less than U.S.$40,366,819.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

SECTION 2.05. Commitment Increase Option.

The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Request for an increase in the Financing Commitment to up to $1,000,000,000 (in the aggregate), subject to satisfaction (or waiver by the Administrative Agent in writing (including via email) in its sole discretion) of the following conditions precedent:

(a) ~~each of~~ the ~~Lenders~~Administrative Agent (in ~~their~~its sole discretion~~) approve~~ and subject to the condition set forth in the First Amendment Effective Date Letter) approves in writing (which may be by email) such Commitment Increase Request;

(b) no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c) the Borrowing Base Test is satisfied on and as of the Commitment Increase Date;

(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e) no commitment reduction shall have occurred pursuant to Section 4.07(a) in connection with the occurrence of a Non-Call Termination Event prior to the Commitment Increase Date;

(f) the Company shall have paid to the applicable Lenders on the Commitment Increase Date an upfront fee in an aggregate amount and in the manner specified in the Effective Date Letter (and, with respect to each Lender that is party to a Lender Fee Letter, in the amount specified in such Lender Fee Letter);

(g) any Commitment Increase Request shall be in an amount not less than $100,000,000; and

(h) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04 (d) and (f)(ii) on the Effective Date.

Each increase to the Financing Commitment of the Lenders on a Commitment Increase Date shall be allocated to JPMCB and any Affiliate thereof that is a Lender in the amount(s) designated by such Lenders to the Administrative Agent. Any portion of such increase remaining after allocation in accordance with the immediately preceding sentence (and after allocation of such increase to any additional lender providing all or a portion of such increase) shall be allocated to the Lenders that have notified the Administrative Agent that they wish to participate in such increase on a pro rata basis (determined without giving effect to the Financing Commitments of JPMCB and its Affiliates).

SECTION 2.06. Replacement of Lenders.

If any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.03) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06;

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c) such assignment does not conflict with applicable law;

(d) such assignee shall not be an Affiliate of the Company, the Portfolio Manager or the assigning Defaulted Lender; and

(e) the Company shall have received the prior written consent of the Administrative Agent with respect to any assignee that is not already a Lender hereunder, which consent shall not be unreasonably withheld.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance in USD (or, in the case of Advances made to Purchase Portfolio Investments denominated in a Permitted Non-USD Currency, in such Permitted Non-USD Currency) on the proposed date thereof by wire transfer of immediately registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. Except as otherwise provided herein or in any Lender Letter Agreement, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to any Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the related Advances shall (i) bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule (or the Adjusted Applicable Margin, if applicable) or (ii) if such Advances are denominated in a Permitted Non-USD Currency, at the option of the Company, be converted into USD.

(f) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the market for any Reference Rate any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

~~(vi) If any Lender requests compensation under Section 3.01(e) above or this Section 3.01(f), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01(e) above or this Section 3.01(f) or Section 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all assignment.~~

(vi)  ~~(vii)~~ If any Lender (A) provides notice of unlawfulness or requests compensation under ~~Section 3.01~~clause (e) above ~~or~~, this ~~Section 3.01~~ clause (f)~~,~~ or ~~if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to~~ Section 3.03~~, and, in each case, such Lender h as declined~~(c) or (B) is ~~unable to designate a different lending office in accordance with~~a ~~reasonable costs and expenses incurred by any Lender in connection with any such designation or~~ Defaulting Lender under clause (~~vi~~a) above, (B) defaults in its obligation to make Advances hereunder or (C) becomes subject to a Bail In Actionof the definition of such term (or, in the case of a requirement to assign or delegate interests, rights and obligations as set forth below, is otherwise a Defaulting Lender), then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, prepay the Advances of such Lender or require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign); provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such prepayment or assignment.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. Interest Rate Unascertainable, Inadequate or Unfair. If, prior to the commencement of any Calculation Period for an Advance:

(i)

the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the related Reference Rate (including because any applicable screen rate is not available or published on a current basis) for such Calculation Period; or

(ii)

the Administrative Agent is advised by the Required Lenders that the related Reference Rate for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period;

then the Administrative Agent shall give notice thereof to the Company, the Portfolio Manager, the Collateral Agent, the Collateral Administrator and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company, the Portfolio Manager, the Collateral Agent, the Collateral Administrator and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance in the applicable Eligible Currency is requested to be made by the Lenders or is then outstanding, it shall thereupon (i) if such Advance is denominated in USD, (x) if adequate and reasonable means exist (determined by the Administrative Agent in its commercially reasonable judgment) for ascertaining whether Daily Simple SOFR and Daily Simple SOFR adequately and fairly reflects the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance), bear interest at a per annum rate equal to Daily Simple SOFR and (y) if adequate and reasonable means does not exist (determined by the Administrative Agent in its commercially reasonable judgment) for ascertaining whether Daily Simple SOFR or Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance), constitute a Base Rate Advance (ii) if such Advance is denominated in a Permitted Non-USD Currency, constitute a Base Rate Advance or (iii) if such Advance is denominated in a Permitted Non-USD Currency, at the option of the Company, be converted to an Advance denominated in USD.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances and the Administrative Agency Fee shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Lender and Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on a Lender’s behalf, or by an Agent on its own behalf, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee; Administrative Agency Fee.

(a) The Company shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Lenders on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued and unpaid interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the fifth (5th) Business Day after the last day of each Calculation Period.

( ) (i) Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances (which prepayment shall result in a termination of Financing Commitments only to the extent required pursuant to Section 4.07) in whole or in part (A) upon the occurrence of a Non-Call Termination Event, (B) in connection with a Market Value Cure or (C) on any Business Day without regard to clauses (A) and (B). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to this Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment; provided, that to the extent any currency exchange is required to make such prepayment, such notice shall be delivered not later than 2:00 p.m., New York City time, three (3) Business Days before the date of such. Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the prepayment date and the principal amount of the Advances to be prepaid and, if applicable, contain an instruction to the Collateral Agent to perform a currency exchange. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$2,000,000 (or, if less, the aggregate outstanding amount thereof). Prepayments shall be accompanied by accrued and unpaid interest; provided that, if a prepayment does not occur on an Interest Payment Date, the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding amounts which are due and payable prior to the repayment of Advances pursuant to Section 4.05(a) hereof on the next Interest Payment Date after giving effect to such prepayment.

(ii) At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the actual breakage loss, cost or expense of its funding at the applicable Reference Rate for the related Calculation Period.

(c) The Company agrees to pay to the Lenders (other than a Defaulting Lender) a commitment fee (the “Commitment Fee”) in accordance with the Priority of Payments in the aggregate amount specified in the First Amendment Effective Date Letter (or, with respect to each Lender that is party to a Lender Fee Letter, in the amount set forth in such Lender Fee Letter). Accrued and unpaid Commitment Fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay the Lenders on the date of this Agreement an upfront fee in the aggregate amount specified in the Effective Date Letter. The Company agrees to pay the Administrative Agent on or prior to the First Amendment Effective Date an upfront fee in the aggregate amount specified in the First Amendment Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(e) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c) and the definitions of the terms “Permitted Distribution” and “Permitted Principal Distribution”. All such prepayments shall be accompanied by accrued and unpaid interest; provided that, if a prepayment does not occur on an Interest Payment Date, either (i) such prepayment shall be subject to the payment of administrative expenses due and payable on the next succeeding Interest Payment Date which are payable prior to the repayment of Advances pursuant to Section 4.05 or (ii) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding administrative expenses which are payable prior to the repayment of Advances pursuant to Section 4.05 hereof on the next Interest Payment Date after giving effect to such prepayment.

(f) The Company agrees to pay the Lenders on the date on which a Maturity Extension Request is effective a fee equal to the percentage of the Financing Commitment as of the date of such Maturity Extension Request specified in the Effective Date Letter (or, with respect to each Lender that is party to a Lender Fee Letter, in the amount set forth in such Lender Fee Letter). The payment of such fee on such date shall be a condition precedent to the effectiveness of the extension of the Scheduled Termination Date and the Reinvestment Period pursuant to such Maturity Extension Request.

(g) From and following the First Amendment Effective Date, the Company agrees to pay to the Administrative Agent a fee (the “Administrative Agency Fee”) in an amount equal to 0.20% per annum on the average daily Financing Commitment during the period from and including the First Amendment Effective Date to but excluding the Scheduled Termination Date. Accrued Administrative Agency Fees shall be payable in arrears on the date on which the Financing Commitments terminate and each other date on which payments are made pursuant to the Priority of Payments. All Administrative Agency Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 4.04. MV Cure Account.

(a) The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b) Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

SECTION 4.05. Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date, (y) each Agent Business Day designated by the Administrative Agent with one (1) (or, if a currency exchange is required in connection with such payment, three (3) Agent Business Days’) Agent Business Days’ notice to the Collateral Agent and the Collateral Administrator; provided that any such notice received after 10:00 a.m. New York City time on any Agent Business Day shall be deemed to have been received on the immediately succeeding Agent Business Day) after the occurrence of a Market Value Event and (z) upon request of the Administrative Agent (which request may be a standing request), each Agent Business Day after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in clauses (y) and (z) above, an “Additional Distribution Date”), the Collateral Agent shall distribute all amounts in the Collection Account and the Permitted Non-USD Currency Collection Accounts in the following order of priority (the “Priority of Payments”):

(a) to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the Account Control Agreement (including fees, out-of-pocket expenses and indemnities) up to a maximum amount under this subclause (i) of U.S.$50,000 (the “Cap”) on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter) and (ii) second, any other accrued and unpaid fees and out-of-pocket expenses (other than the Administrative Agency Fees and the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under the Account Control Agreement, up to a maximum amount under this clause (a) of U.S.$200,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter); provided that if an Event of Default has occurred and the Administrative Agent has terminated the Financing Commitments and declared the Secured Obligations due and payable, the Cap shall be increased to U.S.$100,000 per Interest Payment Date for payment to the Collateral Agent, the Collateral Administrator and the Securities Intermediary in connection with any actions it has taken with respect to enforcement of rights on the Collateral;

(b) to pay (i) first, any accrued and unpaid Administrative Agency Fees and (ii) second, accrued and unpaid interest due and payable hereunder in respect of the Advances, any accrued and unpaid Commitment Fees payable to the Lenders and any amounts payable to any Lender or the Administrative Agent pursuant to Section 3.01(e) or (f) or Section 3.03 (pro rata based on amounts due); Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date; provided, that to the extent any currency exchange is required to make payments, such notice shall be delivered at least three (3) Business Days before such Interest Payment Date, Maturity Date or Additionally Distribution Date, as applicable. All payments not made directly to a Person specified above shall be made as directed in writing by the Administrative Agent to the account designated by the Administrative Agent, the Company or the applicable recipient to the Collateral Agent in writing. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in USD, other than payments of interest and principal made in respect of Advances denominated in a Permitted Non-USD Currency, which shall be made in the applicable Permitted Non-USD Currency of such Advance. All interest calculated using a Reference Rate hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

In connection with the confirmation of matters set forth in the definitions of the terms “Permitted Distribution,” “Permitted Principal Distribution” and “Permitted Tax Distribution” for which its confirmation is required, the Administrative Agent shall use commercially reasonable efforts to provide such confirmation (or the lack thereof) to the Collateral Agent and the Collateral Administrator within the notice period for such Permitted Distribution, Permitted Principal Distribution or Permitted Tax Distribution.

(b) At least five (5) Business Days (or in the case of any Additional Distribution Date, two (2) Business Days) prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date (in each case other than an Interest Payment Date, solely to the extent the Company has notice or knowledge of such upcoming date, and otherwise as soon as reasonably practicable after the Company has such notice or knowledge), the Company (or the Portfolio Manager on its behalf) shall exchange (or shall cause the Collateral Agent to exchange) sufficient amounts in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Eligible Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Eligible Currency as required for such payment (a “Currency Shortfall”). Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c) At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts attributable to the Company held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any payment of principal, interest, fees or other amounts payable for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder or under any other Loan Document; second, as the Company may request (so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement and that has not otherwise been funded, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders or any Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made at a time when the conditions set forth in Section 2.05 were satisfied or waived, such payment shall be applied solely to pay the Advances of, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Financing Commitments without giving effect to Section 2.03(e). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) (i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day, to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days (or, if a currency exchange is require in connection with such payment, three (3) Business Days) before the date of termination or reduction, as applicable. Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$2,000,000.

(ii) Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the Non-Call Period (unless a Non-Call Termination Event has occurred) shall be accompanied by a premium equal to the Early Termination Premium. Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the period from (but excluding) February 25, 2024 (or, if the Scheduled Termination Date is extended upon a Maturity Extension Request, February 25, 2025) to (and including) to, change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least 10 Business Days (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m) except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n) shall ensure that (i) its affairs are conducted so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules, (ii) except as would not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan and no ERISA Affiliate has any liability with respect to any Plan and (iii) it does not incur any material liability with respect to a Plan;

(o) except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens);

( )

(i) shall promptly furnish to the Administrative Agent, (and the Administrative Agent shall thereafter furnish to the Lenders,) copies of the following financial statements, reports and information: (i) within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries, and a copy of the unaudited consolidated balance sheet of the Company, in each case as at the end of such year, the related consolidated statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) Subject to the Priority of Payments, the Company shall pay (1) all fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, charges and disbursements of outside counsel for each Agent, the Securities Intermediary and the Collateral Administrator, and such other local counsel as required for the Agents, the Securities Intermediary and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement, the Account Control Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Lenders, the Collateral Administrator and the Securities Intermediary and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement and the Account Control Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Subject to the Priority of Payments, the Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, ~~the Lenders~~each Lender and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of one firm of outside counsel for each affiliated group of Indemnitees and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Portfolio Manager hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the acquisition of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, fraud, bad faith, reckless disregard or willful misconduct of such Indemnitee, (ii) with respect to indemnification obligations owed to the Administrative Agent or any Lender, a claim brought against such Indemnitee for breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents, (iii) the performance of the Portfolio Investments or (iv) a claim arising as a result of a dispute between Indemnitees (other than any dispute involving claims against the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Lenders, in each case in their respective capacities as such). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, no party hereto nor any Indemnitee shall assert, and each hereby waives, any claim against any party hereto or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof.

(d) If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.05. Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Agents, the Collateral Administrator, the Securities Intermediary, the Required Lenders, the Company and the Portfolio Manager; provided, however, that any amendment or waiver to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Portfolio Manager or the Company shall not be required to be executed by the Portfolio Manager or the Company; provided further that the Administrative Agent may waive (x) any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 and (y) any time frames set forth in the definition of “Ineligible Investment” or “Market Value Cure”, in each case, in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby; provided further this Agreement may be amended without the consent of any party at the request of the Administrative Agent if any Advance bears interest at Daily Simple SOFR to reflect the conventions for Daily Simple SOFR determined in accordance with the definition thereof and to reflect related changes necessary to effectuate such conventions.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and the Portfolio Manager may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and/or the Advances at the time owing to it) to any Person (i) with the prior written consent of the Administrative Agent and upon reasonable prior written notice (including via email) to the Company, the Collateral Agent and the Portfolio Manager and (ii) if the proposed assignee is not an Eligible Assignee, with the prior written consent of the Company; provided that no consent of the Company shall be required for an assignment of any Financing Commitment or other rights and obligations hereunder on a date that is (x) following the occurrence of a Market Value Event or (y) at least five (5) Business Days after the occurrence, and during the continuance, of an Event of Default.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the ~~parties to each assignment~~assignor and assignee shall execute and deliver to the Administrative Agent ~~an~~, the Company and the Portfolio Manager a fully-executed assignment and assumption agreement in the form ~~and substance acceptable to the Administrative Agent~~of Exhibit B hereto (an “Assignment and Assumption”) together with each applicable Lender Letter Agreement (if any).

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to one or more Persons (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and/or the Advances owing to it) (i) with the prior written consent of the Administrative Agent and (ii) if the proposed Lender Participant is not an Eligible Participant, with the prior written consent of the Company; provided that no consent of the Company shall be required for the sale of a participation on a date that is (x) following the occurrence of a Market Value Event or (y) at least five (5) Business Days after the occurrence, and during the continuance, of an Event of Default; provided, further, that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO ~~AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS~~ HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.12. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in USD into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction USD could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than USD, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase USD with the Judgment Currency; if the amount of USD so purchased is less than the sum originally due to the Applicable Creditor in USD, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.13. Acknowledgements of Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.15(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Company, the Collateral Agent and each other party hereto agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Company, the Collateral Agent or any other party hereto.

(iv) Each party’s obligations under this Section 10.15(c) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

[remainder of page intentionally blank]

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit
	Advances	yes

Prior to a Commitment Increase Date:

U.S.$~~500,000,000~~750,000,0 00; After a Commitment Increase Date, if any, U.S.$~~500,000,000~~750,000,0 00; plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests to up to U.S.$1,000,000,000 in the aggregate.

Notwithstanding anything in this Agreement to the contrary, not more than 20.0% of the Financing Limit may be utilized in Permitted Non-USD Currencies.

2.	Lenders	Financing Commitment

	JPMorgan Chase Bank, National Association	Prior to a Commitment Increase Date:

U.S.$~~500,000,000~~750,000,000; After a

Commitment Increase Date, if any, U.S.$~~500,000,000~~750,000,000plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests to up to U.S. $1,000,000,000 in the aggregate, in each case, as reduced from time to time pursuant to Section 4.07

Notwithstanding anything in this Agreement to the contrary, not more than 20.0% of the Financing Commitment may be utilized in Permitted Non-USD Currencies.

3.	Scheduled Termination Date:	February 25, 2027 (or, if a Maturity Extension Request is consented to by the Administrative Agent in its sole discretion, February 25, 2028).

4.	Interest Rates

	Applicable Margin for Advances:	With respect to interest based on a Reference Rate other than a Term SOFR Rate, ~~2.60~~(a) if the then current Financing Commitments are U.S.$750,000,000 or less, 2.70% per annum; provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be ~~2.7193~~, 2.8193% per annum (in each case, subject to increase in accordance with Section 3.01(b)) and (b) if the then current Financing Commitments are greater than U.S.$750,000,000, 2.85% per annum; provided that, in the case of Advances denominated in GBP, the Applicable Margin for Advances shall be, 2.9693% per annum (in each case, subject to increase in accordance with Section 3.01(b)).

With respect to interest based on a Term SOFR Rate, ~~2.60~~(a) if the then current Financing Commitments are U.S.$750,000,000 or less, 2.70% per annum (subject to increase in accordance with Section 3.01(b)) and (b) if the then current Financing Commitments are greater than U.S.$750,000,000, 2.85% per annum (subject to increase in accordance with Section 3.01(b)).

With respect to interest based on a Base Rate, ~~2.60~~(a) if the then current Financing Commitments are U.S.$750,000,000 or less, 2.70% per annum (subject to increase in accordance with Section 3.01(b)) and (b) if the then current Financing Commitments are greater than U.S.$750,000,000, 2.85% per annum (subject to increase in accordance with Section 3.01(b)).

5.	Account Numbers

[Intentionally Omitted]

6.	Market Value Trigger:	~~(i) During the Ramp Up Period, AR applicable on the date of determination plus 10.0% and (ii) thereafter,~~ AR applicable on the date of determination plus 8.0%

7.	Market Value Cure Level:	AR applicable on the date of determination

8.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, to the knowledge of the Portfolio Manager, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Lender.

The Collateral Administrator:	With respect to all matters related to the Portfolio Investments: Virtus Group, LP ~~1301 Fannin St., 17th Floor Houston, TX 77002~~347 Riverside Avenue Jacksonville, FL 32202	Attention: Fidelity Direct Lending Fund I JSPV LLC Email: FidelityDirectLendingFundIJSPVLLC@fis global.com

And, otherwise, to the above address with a copy to: FIS ~~601~~347 Riverside Avenue~~, T 12~~ Jacksonville, ~~Florida 32204~~FL 32202 Attention: Chief Legal Officer

JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713 with a copy to:	Attention: Nicholas Rapak Facsimile: (302) 634-4961

	JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: James Greenfield Telephone: 212-834-9340

Each other Lender:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments (other than any Ineligible Investments) owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.

Portfolio Investments issued by a single obligor and its Affiliates may not exceed ~~(a) during the period from and including the Effective Date to but excluding February 25, 2023, an aggregate principal balance equal to 15.0% of the Collateral Principal Amount; provided that Portfolio Investments issued by Astro Acquisition dba Cooper Machinery Services and its Affiliates may constitute up to an aggregate principal balance equal to 20.0% of the Collateral Principal Amount as of the Effective Date, (b) during the period from and including February 25, 2023 to but excluding the last day of the Ramp Up Period, an aggregate principal balance equal to 10.0% of the Collateral Principal Amount; provided that Portfolio Investments issued by Astro Acquisition dba Cooper Machinery Services and its Affiliates may constitute up to an aggregate principal balance equal to 15.0% of the Collateral Principal Amount and (c) thereafter,~~ an aggregate principal balance equal to 5.0% of the Collateral Principal Amount; provided that Portfolio Investments issued by three obligors and their respective Affiliates may each constitute up to an aggregate principal balance equal to 7.5% of the Collateral Principal Amount; provided further that the Portfolio Investments comprising the single name limit exceptions set forth ~~in clauses (a), (b) and (c)~~ above~~,~~ shall consist solely of Senior Secured Loans with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of greater than or equal to $20,000,000. Notwithstanding the foregoing, ~~(x)~~ no obligor shall deemed an affiliate of any person solely because they are under the control of the same private equity sponsor or similar sponsor or because such obligor is owned by a common holding company with an obligor of another obligation so long as the collateral securing such loans is not common ~~and (y) clause (a) and (b) above shall cease to apply from and after the date (if any) on which the Ramp Up Period ends pursuant to clause (ii) of the definition of such term and clause (c) above shall thereupon be in effect.~~

2.

Not less than 90.0% of the Collateral Principal Amount may consist of Senior Secured Loans and cash and Eligible Investments on deposit in the Collection Account and the Permitted Non-USD Currency Principal Collection Accounts as Principal Proceeds; provided that not less than 80% of the Collateral Principal Amount may consist of Senior Secured Loans that are not Recurring Revenue Loans and cash and Eligible Investments on deposit in the Collection Account and the Permitted Non-USD Currency Principal Collection Accounts as Principal Proceeds.

3.	Not more than 10.0% of the Collateral Principal Amount may consist of Second Lien Loans and First-Lien Last-Out Loans, collectively.

4.

~~During the Ramp Up Period, not more than 30% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Moody’s Industry Classification. Following the Ramp Up Period, not~~Not more than 20% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Moody’s Industry Classification; provided that Portfolio Investments that are issued by obligors that belong to up to two (2) Moody’s Industry Classifications (other than Industry Classification 12 or 30) may constitute up to 25% of the Collateral Principal Amount; provided further that not more than 10% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to Industry Classifications 12 or 30; provided further that obligors whose primary end-user clients are entities that belong to Industry Classification 12 or 30 shall be included in the Concentration Limitation relating to Industry Classifications 12 and 30. As used herein, “Moody’s Industry Classifications” means the industry classifications set forth in Schedule 6 hereto, as applicable, which classification (x) shall be determined by the Portfolio Manager (with the consent of the Administrative Agent in its reasonable discretion) on the purchase date for the applicable Portfolio Investment and (y) shall be deemed to be updated without further action by any party if Moody’s publishes revised industry classifications (following which all references to Industry Classifications above shall be to the applicable successor industry classifications); provided that software companies shall be classified according to such companies’ end-market classifications.

5.	The Unfunded Exposure Amount shall not exceed 5.0% of the Collateral Principal Amount.

6.

(a) Not more than 20.0% of the Collateral Principal Amount may consist of Portfolio Investments denominated in all Permitted Non-USD Currencies, collectively and (b) not more than 20.0% of the Collateral Principal Amount may consist of Portfolio Investments the obligors of which are organized in Eligible Jurisdictions other than the United States, collectively; provided that not more than 0.0% of the Collateral Principal Amount may consist of Portfolio Investments denominated in any particular Permitted Non-USD Currency prior to the receipt of the applicable Permitted Non-USD Currency Account Opening Notice relating to such Permitted Non-USD Currency.

7.

Other than with respect to Recurring Revenue Loans approved by the Administrative Agent, not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Portfolio Investments the obligor of which has a Leverage Ratio greater than 7.0x.

8.

(a) Not more than an aggregate of 12.5% of the Collateral Principal Amount may consist of Recurring Revenue Loans and (b) not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Recurring Revenue Loans the obligor of which has an increase of its Debt-to-ARR Ratio greater than or equal to 1.0x since the date on which the Notice of Acquisition with respect to such Recurring Revenue Loan was approved by the Administrative Agent.

9.

(a) Not more than an aggregate of 17.5% of the Collateral Principal Amount may consist of Portfolio Investments with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $20,000,000, (b) not more than an aggregate of 10.0% of the Collateral Principal Amount may consist of Portfolio

EXHIBIT B

Form of Assignment and Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loan Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate of [identify Lender][5] ]

3. Borrower:	Fidelity Direct Lending Fund I JSPV LLC

4. Administrative Agent:	JPMorgan Chase Bank, National Association, as the administrative agent under the Loan Agreement

5. Loan Agreement:	The Loan and Security Agreement, dated as of August 25, 2022 (as amended, the “Agreement”), among Fidelity Direct Lending Fund I JSPV LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Fidelity Direct Lending Fund, LP, as portfolio manager (the “Portfolio Manager”), the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto

[5]	Select as applicable.

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6.	Assigned Interest:

Aggregate Amount of Financing Commitment for all Lenders	Amount of Financing Commitment Assigned	Percentage Assigned of Financing Commitments[6]	Amount of Advances Assigned	Percentage Assigned of Advances[8]
$	$	%	$	%
$	$	%	$	%
$	$	%	$	%

Effective Date:                 , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

[6]	Set forth, to at least 9 decimals, as a percentage of the Financing Commitment/Advances of all Lenders thereunder.

2

[Consented to:][7]

[NAME OF RELEVANT PARTY]

By
Title:

[7]	To be added only if the consent of the Company and/or other parties is required by the terms of the Loan Agreement.

3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION TO THE LOAN AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Loan Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.02(p) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Collateral Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

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3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

2